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                                                                    Exhibit 8(l)

                               ADDENDUM NO. 11 TO
                              AMENDED AND RESTATED
                              CUSTODIAN AGREEMENT
                              --------------------


          This Addendum, dated as of the ____ day of _______, 199_, is entered into between PEGASUS FUNDS (the "Trust"), a Massachusetts business trust, and NBD BANK ("NBD" or the "Custodian"), a state-chartered bank incorporated under the laws of Michigan.

          WHEREAS, the Trust and NBD have entered into an Amended and Restated Custodian Agreement dated May 16, 1989 and Addenda Nos. 1, 2, 3, 4, 5, 6, 7, 8, 9, and 10 (the "Custodian Agreement"), pursuant to which the Trust appointed NBD to act as Custodian to the Trust's Money Market Fund, Municipal Money Market Fund, Michigan Municipal Money Market Fund, Treasury Money Market Fund, Equity Income Fund, Growth Fund, Mid-Cap Opportunity Fund, Small-Cap Opportunity Fund, Intrinsic Value Fund, Growth and Value Fund, Equity Index Fund, International Equity Fund, Intermediate Bond Fund, Bond Fund, Short Bond Fund, Income Fund, International Bond Fund, High Yield Bond Fund, Municipal Bond Fund, Intermediate Municipal Bond Fund, Michigan Municipal Bond Fund, U.S. Government Income Fund, Cash Management Fund, U.S. Government Securities Cash Management Fund, Treasury Cash Management, Treasury Prime Cash Management Fund, Municipal Cash Management Fund, Managed Assets Balanced Fund, Managed Assets Conservative Fund and Managed Assets Growth Fund;

          WHEREAS, Article XIV, Paragraph 9 of the Custodian Agreement provides that in the event the Trust establishes one or more additional portfolios with respect to which it desires to retain NBD to act as the custodian under the Custodian Agreement, the Trust shall so notify NBD in writing and if NBD is willing to render such services it shall notify the Trust in writing, and the compensation to be paid to NBD shall be that which is agreed to in writing by the Trust and NBD pursuant to Article XII, Paragraph 7 of the Custodian Agreement;

          WHEREAS, pursuant to Article XIV, Paragraph 9 of the Custodian Agreement, the Trust has notified NBD that it intends to establish the Short Municipal Bond and Market Expansion Index Funds and that it desires to retain NBD to act as the custodian therefor, and NBD has notified the Trust that it is willing to serve as custodian for such Funds.

          NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

          1. Appointment. The Trust hereby appoints NBD to act as Custodian to the Trust for the Short Municipal Bond and Market
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Expansion Index Funds for the period and on the terms set forth in the Custodian
Agreement. NBD hereby accepts such appointment and agrees to render the services set forth in the Custodian Agreement, for the compensation provided in Appendix A hereto.

          2. Capitalized Terms. From and after the date hereof, the terms "Fund" and "Series" as used in the Custodian Agreement shall be deemed to include the Short Municipal Bond and Market Expansion Index Funds. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Custodian Agreement.

          3. Miscellaneous. Except to the extent supplemented hereby, the Custodian Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as supplemented hereby.

          IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.

                                         PEGASUS FUNDS


                                         By:  ________________________
                                              D'Ray Moore
                                              Treasurer


                                         NBD BANK


                                         By: _________________________
                                             Jeffrey M. Boncher
                                             Vice President

                                      -2-
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                                   APPENDIX A
                                   ----------



          For the services provided pursuant to the Custodian Agreement with respect to the Short Municipal Bond and Market Expansion Index Funds, the Custodian will accept the following fees:


Basic Annual Account Charge                      $  1,000

Annual Security Fee

     First $20,000,000                  =            .0003
     Next  $20,000,000                  =            .00025
     Next  $20,000,000                  =            .0002
     Next  $40,000,000                  =            .00015
     Next $200,000,000                  =            .000125
     Balance over $300,000,000          =            .0001

Asset Fee $1.541 per security held at end of month.

Security Transactions:

     $13.00    for each Pass-Through Certificate Payment
     $35.00    for Option Transactions requiring Escrow Receipts
     $20.00    for all other security transactions

Accounting Statements:

     Cash Statement - $50 per statement
     Inventories    - $50 per inventory


     In addition to the service fees above, the Trust will reimburse the Custodian for its out-of-pocket expenses including, but not limited to, postage, telephone, telex, facsimile, Federal Express and Federal Reserve wire fees, incurred on behalf of the Trust.